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                           AGREEMENT

     AGREEMENT made as of this 6th day of May, 1997 by and between IGG International, Inc., a Nevada corporation with its address at One Kendall Square, Building 300, Cambridge, MA 02139 ("IGGI") and Michelangelo, LLC, a Massachusetts limited liability company with its address at c/o James Whitney, Esq., 11 Dudley-Oxford Road, Dudley, MA ("Michelangelo").

     WHEREAS, Michelangelo is a consulting firm with expertise in strategic planning, corporate finance and partnering which has rendered consulting services to IGGI; and

     WHEREAS, IGGI is willing to compensate Michelangelo for past services by the issuance of stock options, and to grant
Michelangelo additional stock options contingent upon the achievement of certain milestones as set forth herein;

     NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

     1. IGGI hereby agrees to issue to Michelangelo, in consideration of and as full compensation for all services rendered and to be rendered by Michelangelo to IGGI hereunder (provided that Michelangelo shall not be obligated to render any such future services), options (the "Options") to purchase a total of up to 160,000 shares of IGGI's Common Stock (the "Shares"). Such shares shall be so-called "restricted" stock under Rule 144 pursuant to the Securities Act of 1933, as amended. The exercise price of the Options shall be $0.01 per share. The Options shall expire ten years from the date hereof, and shall contain such other standard terms and conditions as may be contained in IGGI's other option agreements, a sample of which is attached hereto.

     Michelangelo agrees that the Shares issuable upon the exercise of the Options will be restricted such that no more than 10,000 Shares may be sold during any thirty-day period; provided, that approximately 29,000 Shares which are being granted by Michelangelo to certain third parties, which are described on Exhibit A, will be exempt from such restriction. Any certificates evidencing Shares may bear a legend describing the foregoing restrictions. IGGI will provide Michelangelo a separate agreement which incorporates the foregoing provisions of this Paragraph 2 and Michelangelo and IGGI agree to execute such agreement.

     3. Options to purchase a total of up to 120,000 Shares shall be issued to Michelangelo upon the execution and delivery of this Agreement. Such options are fully vested and irrevocable. The remainder of the Options (40,000 Shares) will vest and become exercisable upon the occurrence of the following conditions:

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          (a)  Financing. Options to purchase a total of up to
10,000 Shares shall be issued to Michelangelo upon the closing of a major financing by IGGI or any of its wholly-owned subsidiaries. As used herein, a "major financing" shall be defined as a debt or equity financing the gross proceeds to IGGI of which are at least $5,000,000. In addition to the foregoing, in the event that such major financing occurs as a result of the involvement of John Pool, Michelangelo will receive options to purchase up to an additional 10,000 Shares (or a total of 20,000 Shares under this clause (a)).

          (b) Partnering. Options to purchase 10,000 Shares shall be issued to Michelangelo upon the consummation by IGGI of a major corporate partnering transaction. As used herein, a "major corporate partnering transaction" shall be defined as a joint venture or other corporate partnership transaction with a corporate partner, which transaction is projected in good faith by IGGI's Board of Directors to result in gross revenues (including any related revenues such as equity, research and development grants, etc.) to IGGI of at least $5,000,000 during a period of not more than three years from the date of consummation thereof.

          (c) Public Offering. Options to purchase 10,000 Shares shall be issued to Michelangelo upon the closing by IGGI of an underwritten public offering resulting in proceeds to IGGI of not less than $20,000,000.

     4. No adjustment shall be made in the number of options issuable to Michelangelo because of dilution resulting from the additional Shares in connection with employment or consulting contracts, raising capital, or any other reasons other than stock splits or stock dividends. All options are irrevocable when vested.

     5. Michelangelo shall not be entitled to any cash compensation. Michelangelo also expressly agrees that the Options provided for in Paragraphs 1 through 3 shall constitute Michelangelo's sole compensation for all services rendered by it to IGGI, unless IGGI and Michelangelo shall have separately agreed in writing that any additional services shall be separately and additionally compensated.

     6. This agreement shall not be construed to constitute a contract of employment, to create any continuing rights or obligations beyond the term hereof, or to constitute the parties as principal and agent, joint venturers or partners.

     7. This agreement represents the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements or understandings, written or oral.

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     8.  Each party fully and completely releases the other party from and against any and all claims it may have as a result of any claimed breaches of written or oral agreements or failure of performance thereunder.

     9. This agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

                                IGG International, Inc.


                                By:____________________________
                                   Bradley J. Carver, President

                                Michelangelo, LLC


                                By:____________________________
                                   Enrico Petrillo, Manager